QuickLinks -- Click here to rapidly navigate through this document

EMPLOYMENT AGREEMENT

    This Employment Agreement (the "Agreement") is entered into as of July 25, 2001 (the "Effective Date"), by and between Internap Network Services Corporation (the "Company"), and Eugene Eidenberg ("Executive") (collectively the "Parties").

    1.  Position and Duties. Executive shall serve as the Chief Executive Officer for the Company, with such duties, authorities and responsibilities as are commensurate with such position. Executive shall report to the Board of Directors, and shall work from the Company's office in Seattle, Washington. In addition, Executive shall continue to serve as Chairman of the Board of Directors until his successor is duly qualified and elected.

    2.  Base Salary. Executive shall receive a base salary of $29,066.66 per month, ($348,800 annualized), less standard payroll tax withholdings and deductions ("Base Salary"). Executive's Base Salary shall be paid semi-monthly in accordance with the Company's standard payroll practices.

    3.  Paid Time Off and Benefits. Executive will be eligible for all standard Company benefits provided to employees generally. Executive will accrue ten (10) days of paid time off after every six (6) months of employment.

    4.  Term and Nature of Employment. Executive shall be employed for a twelve (12) month term, which will renew automatically in successive three month terms, unless the Company notifies Executive of its intent not to renew the term thirty (30) days in advance of the expiration of the term. Notwithstanding, Executive's employment with the Company shall be at-will. Both Executive and the Company shall have the right to terminate the employment relationship at any time, with or without cause, and with or without advance notice. Upon any termination of the employment relationship, the Company will no longer be obligated to provide payments, salary, or benefits to Executive, except as provided in this Agreement.

Executive shall devote his entire working time, attention, abilities and efforts to the Company's business and affairs, faithfully and diligently serve the Company's interests, and refrain from engaging in any business or employment activity, except those which do not interfere with Executive's normal activities on the Company's behalf and are not with business entities which compete directly with the Company. Executive's precise services may be extended or curtailed, from time to time, at the direction of the Company, and Executive shall assume and perform such further reasonable responsibilities and duties as may be assigned to him from time to time by the Company.

    5.  Stock Option Grants. Subject to approval by the Company's Board of Directors and the terms of the Company's 1999 Equity Incentive Plan (the "Option Plan"), Executive shall be granted a nonstatutory stock option to purchase a total of one million (1,000,000) shares of the Company's common stock at a per share exercise price equal to the fair market value of the common stock on the date of grant (the "Option"). The Option shall be exercisable for three (3) years following Executive's termination of Continuous Service (as defined in the Option Plan) for any reason. The Option shall vest, subject to Executive's continuing service with the Company, as follows:

      (a) Award One: 250,000 option shares will vest on the date of grant;

      (b) Award Two: 250,000 option shares will vest on the date six months from the date of grant;

      (c) Award Three: 300,000 option shares will vest on the second anniversary of the date of grant or earlier as described below:

      (i)
      150,000 option shares will vest upon the Company meeting or exceeding the Company's financial plan for July 1, 2001 through December 31, 2001 (the "Financial Plan") as follows:

          (A) 75,000 option shares will vest upon the Company meeting or exceeding the projected revenue target in the Financial Plan;

          (B) 75,000 option shares will vest upon the Company's meeting or exceeding the projected EBITDA target in the Financial Plan;

      (ii)
      150,000 option shares will vest upon the Company hiring additional executives satisfactory to the Company's Board of Directors. Whether or not an executive is "hired" for purposes of this provision will be determined by the Company's Board of Directors in its sole discretion;

      (d) Award Four: 200,000 option shares will vest on the second anniversary of the date of grant or earlier as described below:

      (i)
      100,000 option shares will vest each time the Company exceeds the Financial Plan's projected revenue target by five percent (5%), up to a maximum of 200,000 option shares vesting upon such achievement; and/or

      (ii)
      100,000 option shares will vest each time the Company exceeds the Financial Plan's projected EBITDA target by five percent (5%), up to a maximum of 200,000 option shares vesting upon such achievement.

      (e) Acceleration. Subject to the terms of the Option Plan, upon the effective date of a Change in Control (as defined in the Option Plan), each of Awards Three and Four (described in Sections 5(c) and (d) above) shall vest on a pro-rated basis based on Executive's percentage achievement or reasonably expected percentage achievement of the performance milestones described in Sections 5(c) and (d) above.

    6.  Reimbursement for Housing Costs. The Company will reimburse Executive up to four thousand one hundred dollars ($4,100) per month for the rental of an apartment or other housing accommodations in the greater Seattle, Washington metropolitan area, as long as Executive provides employment services to the Company as Chief Executive Officer hereunder.

    7.  Parachute Payments. If any cash compensation payment, employee benefits or acceleration of vesting of stock options or other stock awards Executive would receive in connection with the termination of Executive's employment ("Payment") would (i) constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then such Payment shall be reduced to the Reduced Amount. The "Reduced Amount" shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive's receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting "parachute payments" is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless the Executive elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the effective date of Executive's termination of employment): reduction of cash payments; reduction of employee benefits; and cancellation of accelerated vesting of stock awards. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive's stock awards unless the Executive elects in writing a different order for cancellation.

    The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Executive's termination of employment shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting a change in ownership or effective control of the Company, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

    The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive's right to a Payment arises (if requested at that time by the Company or Executive) or at such other time as requested by the Company or Executive. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determination of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

    8.  Confidentiality and Nondisclosure. Executive agrees that information not generally known to the public to which he will be exposed as a result of his being employed by the Company is confidential information that belongs to the Company. This includes information developed by Executive, alone or with others, or entrusted to the Company by its customers or others. The Company's confidential information includes, without limitation, information relating to the Company's trade secrets, research and development, inventions, know-how, software, procedures, accounting, marketing, sales, creative and marketing strategies, employee salaries and compensation, and the identities of customers and active prospects to the extent not publicly disclosed (collectively, "Confidential Information"). Executive will hold the Company's Confidential Information in strict confidence, and not disclose or use it except as authorized by the Company and for the Company's benefit.

Executive further acknowledges and agrees that in order to enable the Company to perform services for its customers or clients, such customers or clients may furnish to the Company certain Confidential Information, that the goodwill afforded to the Company depends upon the Company and its employees preserving the confidentiality of such information, and that such information shall be treated as Confidential Information of the Company for all purposes under this Agreement.

    9.  Proprietary Rights and Inventions. For purposes of this Agreement, the term "Proprietary Rights" shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world. For purposes of this Agreement, the term "Inventions" shall mean all trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques.

      (a) Prior Inventions. Executive acknowledges that he or she has set forth on Exhibit A (Disclosure of Prior Inventions) attached hereto a complete list of all Inventions that Executive has, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of Executive's employment with the Company that Executive considers to be his or her property or the property of third parties and that Executive wishes to have excluded from the scope of this Agreement (collectively referred to as "Prior Inventions"). If disclosure of any such Prior Invention would cause Executive to violate any prior confidentiality agreement, Executive understands that he or she is not to list such Prior Inventions in Exhibit A but is only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit A for such purpose. If no such disclosure is attached, Executive represents that there are no Prior Inventions. If, in the course of Executive's employment with the Company, Executive incorporates a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, Executive agrees that he or she has and will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions (defined below) without the Company's prior written consent.

      (b) Assignment of Inventions. Subject to Section 9(d) below, and except for those Inventions which Executive can prove qualify fully under the provisions of California Labor Code 2870 (as set forth in Exhibit B), Executive hereby assigns and agrees to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all of Executive's right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by Executive, either alone or jointly with others, at any time during Executive's employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 9, are hereinafter referred to as "Company Inventions."

      (c) Obligation to Keep Company Informed. Executive agrees that during the period of his or her employment and for one (1) year after the termination of his or her employment with the Company, Executive shall promptly and fully disclose in writing to the Company all Inventions authored, conceived or reduced to practice by Executive, either alone or jointly with others. In addition, Executive agrees to promptly disclose to the Company all patent applications filed by Executive or on his or her behalf within a year after the termination of his or her employment. At the time of each disclosure, Executive will advise the Company in writing of any Inventions that Executive believes fully qualify for protection under the provision of a Specific Inventions Law, and Executive will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without Executive's consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under a Specific Inventions Law. Executive agrees to preserve the confidentiality of any Invention that does not fully qualify for protection under a Specific Inventions Law.

      (d) Government or Third Party. Executive agrees to assign all Executive's right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

      (e) Works for Hire. Executive acknowledges that all original works of authorship which are or were made by Executive (solely or jointly with others) within the scope of his or her employment and which are protectable by copyright are "works made for hire," pursuant to United States Copyright Act (17 U.S.C., Section 101).

      (f)  Enforcement of Proprietary Rights. Executive agrees to assist the Company in every proper way and to execute those documents and take such acts as are reasonably requested by the Company to obtain, sustain and from time to time enforce United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. Executive's obligation to assist the

  Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of Executive's employment at mutually agreeable times, but the Company shall compensate Executive at a reasonable rate after Executive's termination for the time actually spent by Executive at the Company's request on such assistance.

    In the event the Company is unable for any reason, after reasonable effort, to secure Executive's signature on any document needed in connection with the actions specified in the preceding paragraph, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his or her agent and attorney in fact, which appointment is coupled with an interest, to act for and in Executive's behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Executive. Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, which Executive now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

    10. Noncompetition. Executive recognizes and agrees that the Company has many substantial, legitimate business interests that can be protected only by his agreement not to compete with the Company under certain circumstances. These interests include, without limitation, the Company's contacts and relationships with its clients and active prospects, the Company's reputation and goodwill in the industry, and the Company's rights in its Confidential Information. Therefore, Executive agrees that during the term of his employment with the Company and for a period of one (1) year after his employment ends for any reason whatsoever, Executive shall not, without the Company's permission, voluntarily or involuntarily, directly or indirectly, on his own behalf or on the behalf of another, approach, solicit, accept, receive or do work in the areas of (i) managed high performance Internet connectivity, (ii) hosting or collocation services, (iii) virtual private network services, or (iv) content distribution network services for (x) any account that is a customer of the Company or its parent or subsidiaries unless Executive is providing substantially different services to any such customer from the services Executive provided to the Company or (y) any competitor of the Company or its parent or subsidiaries.

Executive also agrees that during the term of his employment with the Company and for a period of one (1) year after his employment ends for any reason whatsoever, Executive shall not directly or indirectly employ or seek to employ any person employed by the Company nor directly or indirectly solicit or induce any such person to leave the Company.

    11. Injunctive Relief. Executive acknowledges that the breach or threatened breach of Section 10 would cause irreparable injury to the Company that could not be adequately compensated by money damages. The Company may obtain a restraining order and/or injunction prohibiting Executive's breach or threatened breach of Section 10, in addition to any other legal or equitable remedies that may be available. Executive agrees that the above noncompetition provision, including its duration, scope and geographic extent, is fair and reasonably necessary to protect the Company's client relationships, goodwill, Confidential Information and other protectable interests.

    12. Indemnification. Concurrently with executing this Agreement the Company and Executive will enter into an Indemnification Agreement in the form attached hereto as Exhibit C.

    13. Company Policies and Procedures. As an employee of the Company, Executive will be expected to abide by all of the Company's policies and procedures. The general employment policies and procedures of the Company shall also govern Executive's employment relationship with the Company, except that when the terms of this Agreement differ from or are in conflict with the Company's general employment policies or procedures, this Agreement shall control.

    14. Possession. Executive agree that upon request by the Company, and in any event upon termination of employment for any reason, Executive shall turn over to the Company all documents, notes, papers, data, files, office supplies or other material or work product in his possession or under Executive's control which was created pursuant to, is connected with or derived from his services to the Company, or which is related in any manner to the Company's business activities or research and development efforts, whether or not such material is currently in his possession.

    15. Agreement to Arbitrate. Except as excluded in Section 15(b) below, the Company and Executive hereby consent to the resolution by arbitration of all claims or controversies ("Claims") in any way arising out of, relating to or associated with Executive's employment with, or termination from, the Company that the Company may have against Executive or that Executive may have against the Company, its officers, directors, employees or agents.

      (a) Included Claims. The Claims covered by this agreement to arbitrate include, but are not limited to, claims for wages or other compensation due; claims for breach of any contract or covenant, express or implied; tort claims, common law or statutory claims for discrimination, including but not limited to discrimination based on race, sex, religion, national origin, age, marital status, sexual orientation, disability or medical condition; claims for benefits; and claims for violation of any federal, state or other governmental constitution, statute, ordinance or regulation. Except as provided in Sections 11 and 15(c)(vii) of this Agreement, both the Company and Executive agree that neither party shall initiate or prosecute any lawsuit which relates in any way to any Claim covered by this Agreement or the formation, interpretation or enforceability of this Agreement. Any issue or dispute concerning the formation, interpretation or enforceability of the Agreement shall be subject to arbitration, and the arbitrator will have the authority to decide any such issue or dispute.

      (b) Excluded Claims. This agreement to arbitrate does not apply to claims (i) for workers' compensation benefits or compensation; (ii) for unemployment compensation benefits; (iii) by the Company for injunctive and/or other equitable relief for unfair competition and/or the use and/or unauthorized disclosure of trade secrets or confidential information in violation of this Agreement; (iv) based upon an employee pension or benefit plan which contains an arbitration or other nonjudicial dispute resolution procedure, in which case the provisions of the plan shall apply; or (v) where applicable law specifically forbids the use of arbitration as a final and binding remedy.

      (c) Arbitration Procedures.

      (i)
      AAA Rules. Subject to the provisions and limitations described in this arbitration agreement, any arbitration required by this Agreement shall be conducted in Washington by a single arbitrator in accordance with the rules of the American Arbitration Association as then in effect, unless the parties mutually agree otherwise.

      (ii)
      Motions to Dismiss and/or for Summary Judgment. The arbitrator shall have authority to hear and rule on a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure.

      (iii)
      Applicable Law. This agreement to arbitrate is to be construed in accordance with Washington law. The arbitrator shall apply the substantive law of the state in which the claim arose, or federal law, or both, as applicable to the claim(s) asserted. The Federal Rules of Evidence shall apply.

      (iv)
      Decision Final. The decision of the arbitrator on any such issue or dispute, as well as on any Claim submitted to arbitration as provided in this agreement to arbitrate, shall be final and binding upon the parties, and may be entered in any court having jurisdiction thereof. The parties shall be precluded from bringing or raising in court or another forum any dispute that was, or could have been, brought or raised pursuant to this agreement to arbitrate.

      (v)
      Written Decision. The award shall be in writing and, upon the request of either party, the arbitrator shall issue a written decision that will set forth the essential findings and conclusions on which his or her award is based.

      (vi)
      Fees and Costs. The arbitrator shall be empowered to award attorneys' fees and expenses to the prevailing party if authorized by applicable law. The Company shall bear the costs of the arbitration, except that the Executive shall pay a filing fee equal to one-half of the AAA filing fee or $150, whichever is less.

      (vii)
      Enforcement. Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement and to enforce an arbitration award.

      (d) Severability. If any provision of this agreement to arbitrate is adjudged to be void or otherwise unenforceable, in whole or in part, such adjudication shall not affect the validity of the remainder of the arbitration agreement.

      (e) VOLUNTARY AGREEMENT TO ARBITRATE. EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT TO ARBITRATE, THAT HE UNDERSTANDS ITS TERMS, THAT ALL UNDERSTANDINGS BETWEEN EXECUTIVE AND THE COMPANY RELATING TO THE SUBJECTS COVERED IN THIS AGREEMENT TO ARBITRATE ARE CONTAINED IN IT, AND THAT HE HAS ENTERED INTO THIS AGREEMENT TO ARBITRATE VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS BY THE COMPANY OTHER THAN THOSE CONTAINED IN THIS AGREEMENT ITSELF.

  EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAD A REASONABLE PERIOD OF TIME TO REVIEW AND CONSIDER THIS AGREEMENT TO ARBITRATE BEFORE SIGNING IT AND THAT HE HAD AN OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH HIS PERSONAL LEGAL COUNSEL AND HAS USED THAT OPPORTUNITY TO THE EXTENT HE WISHES TO DO SO.

    16. Attorneys' Fees. The Company agrees to reimburse Executive for attorneys' fees incurred by him in the review of this Agreement, up to a maximum reimbursed amount of seven thousand five hundred dollars ($7,500).

    17. General Provisions

      (a) This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors, assigns, heirs, executors, administrators, except that Executive may not assign any of his or her duties hereunder and Executive may not assign any of his or her rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

      (b) This Agreement, together with its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between the Parties with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises or representations. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the Parties hereto or their respective successors and legal representatives.

      (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Any invalid or unenforceable provision shall be modified so as to be rendered valid and enforceable in a manner consistent with the intent of the Parties insofar as possible.

      (d) A failure of Executive or the Company to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

      (e) In any lawsuit arising out of or relating to this Agreement or Executive's employment, including without limitation arising from any alleged tort or statutory violation, the prevailing party shall recover its reasonable costs and attorneys' fees, including on appeal.

      (f)  From and after the Effective Date, this Agreement shall supersede any other employment, severance, change of control or other agreement, whether oral or written, between the Parties with respect to the subject matter hereof.

      (g) This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

    IN WITNESS WHEREOF, the Parties have executed this Agreement effected as of the day and year first above written.

/s/ EUGENE EIDENBERG Eugene Eidenberg

INTERNAP NETWORK SERVICES CORPORATION

By:	/s/ MICHAEL VENT Michael Vent Chief Operating Officer

Exhibit A—Disclosure of Prior Inventions
Exhibit B—Limited Exclusion Notification
Exhibit C—Indemnification Agreement

QuickLinks

EMPLOYMENT AGREEMENT